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                                   EXHIBIT 12

                           FINOVA CAPITAL CORPORATION
            Computation of Ratio of Income to Combined Fixed Charges
                          and Preferred Stock Dividends
                             (Dollars in Thousands)

                                    Six Months Ended                              Year Ended
                                        June 30,                                 December 31,
                              -----------------------------      ---------------------------------------------
                                  1996           1995                1995           1994            1993
                              -------------- --------------      ------------- --------------- ---------------
Net income before income
 taxes                        $     89,300   $      74,876      $    157,240   $     123,755   $      64,123
Add fixed charges:
 Interest expense                  196,300         174,721           366,822         222,929         126,152
 One-third rentals                   1,217           1,147             2,478           2,041           1,387
                              ------------   -------------      ------------   -------------   -------------
   Total fixed charges             197,517         175,868           369,300         224,970         127,539
                              ------------   -------------      ------------   -------------   -------------
Net income as adjusted        $    286,817   $     250,744      $    526,540   $     348,725   $     191,662
                              ------------   -------------      ------------   -------------   -------------
Ratio of income to fixed
 charges                              1.45            1.43              1.43            1.55            1.50
                              ============   =============      ============   =============   =============
Preferred stock dividends
 on a pre-tax basis           $          0   $           0      $          0   $         930   $       3,682
   Total combined fixed
    charges and preferred
    stock dividends           $    197,517   $     175,868      $    369,300   $     225,900   $     131,221
                              ------------   -------------      ------------   -------------   -------------
Ratio of income to combined
 fixed charges and preferred
 stock dividends                      1.45            1.43              1,43            1.54            1.46
                              ============   =============      ============   =============   =============
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